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                                                                    EXHIBIT 99.1
PRESS RELEASE

FAMOUS DAVE'S ANNOUNCES 1ST QUARTER RESULTS
Tuesday April 22, 4:28 pm ET

MINNEAPOLIS--(BUSINESS WIRE)--April 22, 2003--Famous Dave's of America, Inc. (Nasdaq:DAVE - News) today reported 1st quarter revenues of $23.0 million, an 8.4% increase over the 1st quarter of 2002. The Company also reported a 1st quarter net loss of $1.1 million, or $0.10 per share, on revenues of $23.0 million. Results include pre-tax charges of approximately $2.2 million ($1.3 million after-tax) relating to the Company's investment in the Isaac Hayes entertainment clubs, as detailed below. Excluding these charges, the Company would have reported net income of $218,000, or $0.02 per share.

Investment in Isaac Hayes Entertainment Clubs

Included in the $2.2 million of 1st quarter charges and expenses from the Isaac Hayes Entertainment clubs is approximately $1.7 million in lease termination costs for the Chicago location, as was previously reported. Also included are approximately $175,000 in transaction and related costs in disposing of the Company's interest in the partnership and approximately $280,000 in operating losses funded under the Company's previous obligations. The Company had previously communicated an expected loss of approximately $500,000 in total for these two items. Famous Dave's has no further obligations under the lease and operating agreement and, therefore, does not expect to incur any additional expenses relating to the Isaac Hayes clubs.

Operating Results

Comparable sales for the quarter decreased 2.7% at company-operated restaurants and decreased 7.3% for franchise-operated restaurants. Average weekly revenues were $41,542 for company-operated restaurants in the 1st quarter of 2003, a 7.9% decrease from the 1st quarter of 2002. Average weekly revenues at franchise-operated restaurants were $42,232 during the 1st quarter of 2003, a 5.7% decrease from the year ago quarter. The Company cited the difficult economic environment and severe winter weather as reasons for the sales declines.

Operating margins at company-operated restaurants decreased 1.8 percentage points for the quarter compared to the 1st quarter of 2002. Food and beverage costs decreased 2.6 percentage points as the Company benefited from lower commodity costs, especially in pork costs. These gains were offset by a
2.1 percentage point increase in labor and related expenses and 2.1 percentage point increase in operating expenses. The increase in labor costs were a result of higher costs at newer restaurants and the impact of fixed costs against lower revenues. Increases in other operating expenses were primarily from higher utility costs as well as the impact of fixed occupancy costs against lower revenues.

Restaurant Development

Four new Famous Dave's restaurants opened during the quarter including one company-operated and three franchise-operated. The company-operated restaurant opened during February in the Atlanta market. The franchise-operated restaurants opened in Billings, Montana; Chattanooga, Tennessee and Waukesha, Wisconsin. There are currently 77 Famous Dave's restaurants including 41 company-operated and 36 franchise-operated. A total of 168 franchise restaurants are either open or under signed Area Development Agreements. Two new Area Development Agreements were signed during the quarter, one for the Philadelphia market and one for part of Southern California.

The Company expects six new Famous Dave's restaurants to open during the 2nd quarter, including two company-operated and four franchise-operated. The company-operated restaurants are in Rogers, Arkansas



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and Richmond, Virginia. The franchise-operated restaurants in development include two in New Jersey and one each in the Detroit and Kansas City markets.

Famous Dave's of America, Inc. (Nasdaq:DAVE - News) owns, operates and franchises barbeque restaurants. The company currently owns 41 locations and franchises an additional 36 units in 20 States and has signed development agreements for an additional 132 franchised locations. Its menu features award-winning barbecued and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts.

Certain matters discussed within this press release, including statements regarding revenue and profit forecasts, new restaurant sites, restaurant openings and expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Famous Dave's of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave's expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, changes in local or national economic conditions, availability of financing, results of pending litigation and other risks detailed from time to time in the company's SEC reports.

FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarter Ended 3/30/03 and 3/31/02 (in thousands, except per share data)

Quarter Ended                                    3/30/03      3/31/02
                                              ----------- ------------
Revenues                                     $    23,007  $    21,206
Costs and expenses:
     Food and beverage costs                       6,562        6,681
     Labor and benefits                            6,665        5,797
     Operating expenses                            5,366        4,602
     Depreciation and amortization                 1,243        1,130
     Pre-opening expenses                            222            0
     General and administrative                    2,173        1,770
                                             ------------ ------------
Total costs and expenses                          22,231       19,980
                                             ------------ ------------
Income from operations                               776        1,226
Other income (expense):
     Interest income                                  62           70
     Interest expense                               (393)        (390)
     Gain (loss) on Sale of Assets                    10          771
     Other income (expense)                          (96)          40
     Equity in losses and impairment of
      investment in unconsolidated subsidiary     (2,155)        (428)
                                             ------------ ------------
Total other income (expense)                      (2,572)          63
                                             ------------ ------------
Income (loss) before taxes                   $    (1,796) $     1,289
Taxes
   Income tax benefit (expense)                      701         (498)
                                             ------------ ------------
Net income (loss)                            $    (1,095) $       791
                                             ============ ============

Basic net income per common share                 $(0.10)       $0.07
Diluted net income per common share               $(0.10)       $0.07

Weighted average common shares outstanding -
 basic                                        11,391,000   11,220,000
Weighted average common shares outstanding -
 diluted                                      11,391,000   11,931,000

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
Unit-Level Costs And Expenses as % Sales: Quarter
 Ended                                               3/30/03  3/31/02
                                                     -------- --------
Food and beverage costs                                 30.0%    32.6%
Labor and benefits                                      30.4%    28.3%
Operating expenses                                      24.5%    22.4%
Depreciation and amortization                            5.4%     5.2%
                                                    --------- --------
Total costs and expenses                                90.3%    88.5%
Income from unit-level operations                        9.7%    11.5%
                                                    ========= ========


FAMOUS DAVE'S OF AMERICA, INC. AND SUBSIDIARIES CONSOLIDATED
BALANCE SHEETS
As of March 30, 2003 and December 29, 2002 (in thousands, except per share data)

ASSETS                                             3/30/03   12/29/02
                                                   --------  ---------
Current assets                                    $  9,247  $  13,550
Property, equipment and leasehold improvements,
 net                                                52,969     51,861
Other assets                                        10,054      9,406
                                                   --------  ---------
Total Assets                                      $ 72,270  $  74,817
                                                   ========  =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                               $  6,392  $   7,781
Long-term obligations                               19,654     19,744
Shareholders' equity                                46,224     47,292
                                                   --------  ---------
Total Liabilities and Shareholders' Equity        $ 72,270  $  74,817
                                                  ========  =========

--------------------
Contact:
     Famous Dave's of America, Inc., Minneapolis
     Ken Stanecki, 952/294-1300